EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 9, 2015

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $538,000 or $0.06 diluted earnings per share for the three months ended September 30, 2015, compared to net earnings of $416,000 or $0.05 diluted earnings per share for the three months ended September 30, 2014, an increase of $122,000 or 29.3%.

The increase in net earnings for the quarter ended September 30, 2015, was primarily attributable to lower non-interest expenses and lower income tax expense. Non-interest expense, which totaled $2.1 million for the recently ended quarter compared to the 2014 quarterly expense of $2.2 million, decreased by $104,000 or 4.8% chiefly due to lower employee compensation and benefits expense. Income tax expense decreased $69,000 or 34.0% and totaled $134,000 for the quarter ended September 30, 2015, compared to $203,000 for the prior year quarter primarily due to the reversal of a FIN 48 reserve related to a previously received federal tax refund. Net interest income decreased $114,000 or 4.1% to $2.6 million in the current quarter just ended, while provision for losses on loans decreased $45,000 or 80.4% to $11,000, which resulted in net interest income after provision for losses on loans of $2.6 million, a decrease of $69,000 or 2.6% over the prior year quarter.

At September 30, 2015, assets totaled $295.9 million, a decrease of $380,000 or 0.1%, from $296.3 million at June 30, 2015. This decrease was attributed primarily to decreases in both cash and cash equivalents and investment securities and was somewhat offset by an increase in loans. Cash and cash equivalents decreased $970,000 or 7.1% from $13.6 million at June 30, 2015, to $12.7 million at September 30, 2015, while investment securities decreased $802,000 or 12.2% to $5.8 million at September 30, 2015. Normal maturities and cash flow associated with investment securities was used along with cash and cash equivalents to fund an increase in the loan portfolio and to purchase facilities for First Federal of Hazard. Loans, net increased $1.2 million or 0.5% to $245.0 million at September 30, 2015, compared to $243.8 million at June 30, 2015. Other assets increased $174,000 or 0.5% to $32.3 million at September 30, 2015. Activity in other assets during the recently ended quarter included the purchase of a building in downtown Hazard, Kentucky, which will provide expanded operating capability and convenience for the bank customers in that area. Total liabilities decreased $580,000 or 0.3% to $228.4 million at September 30, 2015, primarily as a result of a decrease in deposits, which decreased $3.4 million or 1.7% to $196.3 million at September 30, 2015, and was partially offset by an increase in FHLB advances, which totaled $29.2 million at quarter end, an increase of $2.6 million or 9.7% compared to June 30, 2015.

At September 30, 2015, the Company reported its book value per share as $8.00.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2015, the Company had approximately 8,439,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2015	2015
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$12,665	$13,635
Investment Securities	5,780	6,582
Loans Held for Sale	121	100
Loans, net	245,012	243,815
Other Assets	32,340	32,166
Total Assets	$295,918	$296,298
Liabilities
Deposits	$196,253	$199,701
FHLB Advances	29,231	26,635
Deferred revenue	606	610
Other Liabilities	2,315	2,039
Total Liabilities	228,405	228,985
Shareholders' Equity	67,513	67,313
Total Liabilities and Equity	$295,918	$296,298
Book Value Per Share	$8.00	$7.88

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2015	2014
	(Unaudited)
Interest Income	$2,984	$3,099
Interest Expense	350	351
Net Interest Income	2,634	2,748
Provision for Losses on Loans	11	56
Non-interest Income	114	96
Non-interest Expense	2,065	2,169
Income Before Income Taxes	672	619
Income Taxes	134	203
Net Income	$538	$416
Earnings per share:
Basic and diluted	$0.06	$0.05
Weighted average outstanding shares:
Basic and diluted	8,317,255	8,383,191